Exhibit 99.1

Caliber Establishes LINK Token Digital Asset Treasury

Strategy Merges Digital and Real World Assets, Investing in the Infrastructure Layer of Blockchain Technology

Positions Caliber as a first-mover among U.S. public companies in the adoption of blockchain-based treasury management practices focused on LINK tokens

SCOTTSDALE, AZ, August 28,2025 – Caliber (NASDAQ: CWD), a real estate asset manager, today announced that its Board of Directors (the “Board”) has formally approved a new digital asset treasury strategy (“DAT Strategy”) and adopted a comprehensive digital asset treasury policy (“DAT Policy”). Under this strategy and policy, Caliber intends to allocate a portion of its treasury funds to acquire cryptocurrency, specifically LINK tokens, which support the Chainlink protocol, and to engage in activities related to the management of and the maximization of returns from such digital asset holdings. Caliber’s initial focus for its DAT will be acquiring LINK with equity to be held for long-term appreciation and generating yield through staking.

In connection with the new strategy, the Board has also approved the formation of the Caliber Crypto Advisory Board (“CCAB”), a dedicated advisory group comprised of digital asset and blockchain experts. The Crypto Advisory Board will provide guidance to management and the Board on the implementation, oversight, and ongoing development of the Company’s DAT Strategy, DAT Policy, and related digital asset initiatives. The CCAB has closely monitored trends and developments in digital asset treasury strategies and will assist the Company to align its capital structure to replicate best practices.

The Company’s DAT Policy establishes a disciplined framework for the acquisition, custody, and management of digital assets, including LINK. The DAT Policy addresses sources of funds, security and custody protocols, internal controls, and ongoing Board and Management. The Board believes that the adoption of the DAT strategy and DAT Policy can enhance shareholder value while strengthening the Company’s balance sheet and improving liquidity.

The Board further believes that holding LINK as a reserve asset can provide the Company with exposure to a high-quality, liquid digital asset with long-term appreciation potential, while also enabling Caliber to leverage Chainlink’s technology to automate and improve key business processes, such as asset valuation and fund administration. The Board believes the utility in Chainlink and application to Caliber’s real asset investments is particularly attractive. These steps are aimed at differentiating Caliber from other public real estate platforms, attracting new investor interest, and support the Company’s long-term growth and profitability objectives.

“We believe that implementing a digital asset treasury strategy strengthens our balance sheet and aligns Caliber with the future of digital finance, positioning us at the forefront of innovation in the real estate and investment management sector” said Chris Loeffler, Chief Executive Officer of Caliber. “Caliber has always sought to become a diversified alternative asset manager, and this decision allows us to present shareholders with a platform investing in real and digital asset infrastructure.”

“Caliber assembled a team of experts, with our legal advisors at Perkins Coie and at Manatt, Phelps and Phillips, our existing audit firm, Deloitte, and our Crypto Advisory Board to ensure that we have the knowledge, skillset and governance needed to execute this strategy responsibly and effectively. Now that our intentions are clear to the public, we look forward to deepening our relationships with the incredibly robust community supporting Chainlink’s mission and vision. ”

LINK is the native token of the Chainlink decentralized oracle network, which provides secure, real-world data to smart contracts on blockchains. Chainlink is widely recognized for its institutional partnerships and its foundational role as the infrastructure that connects traditional finance to the blockchain ecosystem. Caliber noted recent successful partnerships between Chainlink and Mastercard, DTCC, and SWIFT as evidence of its institutional acceptance and critical role in the future of finance.

Caliber’s DAT Strategy targets the disciplined accumulation of LINK tokens over time, with ongoing reporting to the Board, management, and the Crypto Advisory Board, and adherence to the DAT Policy. The Company currently intends to fund LINK acquisitions through its existing ELOC and cash reserves and through the issuance of equity-based securities. The Company also expects to leverage its 16-year track record of innovation in creating investment offerings, such as its recent Series AA preferred stock offering, as well as its in-house distribution of those offerings, as it seeks to grow the scale of its LINK DAT.

About Caliber (CaliberCos Inc.)

With over $2.9 billion in Managed Assets, Caliber’s 16-year track record of managing and developing real estate is built on a singular goal: to make money in all market conditions, specializing in hospitality, multi-family residential, and multi-tenant industrial. Our growth is fueled by performance and a key competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions often overlook. Integral to this advantage is our in-house shared services group, which gives Caliber greater control over our real estate and enhanced visibility into future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in our Private Funds.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the implementation of the Company’s DAT Strategy and DAT Policy, the anticipated benefits of holding digital assets, and the Company’s future business plans. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that may affect actual results include, but are not limited to: risks related to the volatility, liquidity, and regulatory status of digital assets such as LINK; the ability of the Company to successfully execute its DAT Strategy and DAT Policy; risks related to custody and security of digital assets; and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC, and in the Company’s subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update these statements except as required by law.

CONTACTS:

Caliber Investor Relations:

Ilya Grozovsky

+1 480-214-1915

Ilya@CaliberCo.com

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